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Exhibit 23.4

Consent of Friedman, Billings, Ramsey & Co., Inc.

        We hereby consent to the use of our opinion letter dated November 25, 2003 to the Special Committee of the Board of Directors of America First Apartment Investors, Inc. included as Appendix D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of America First Real Estate Investment Partners, L.P. with and into America First Apartment Investors, Inc. and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary—Fairness Determination of the REIT's Board of Directors," "The Merger—Fairness Determination of the REIT's Board of Directors" and "The Merger—Opinion of the Financial Advisor to the REIT Special Committee." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
By:	/s/ ROCK TONKEL Name: Rock Tonkel Title: Executive Vice President

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Exhibit 23.4